CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-145573 on Form S-8 of our report dated April 10, 2008, on the financial statements of Real Paper Displays, Inc. (the “Company”) as of December 31, 2007 and 2006 and for the year ended December 31, 2007, the period from May 11, 2006 (inception) through December 31, 2006 and the period from May 11, 2006 (inception) through December 31, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern), appearing in the Annual Report on Form 10-KSB for the year ended December 31, 2007, as filed with the Securities and Exchange Commission on or about April 14, 2008.

/s/ KMJ Corbin & Company LLP

Irvine, California April 14, 2008